SUB-ITEM 77Q1(e):  Exhibits




EXHIBIT H
to the
Investment Advisory Contract

Federated Enhanced Treasury Income Fund


	For all services rendered by the A
dviser hereunder, the above-named Fund of t he Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all service s rendered hereunder, an annual investment advisory fee equal to 0.
60 of 1% of the average daily net assets of the Fund.

	The portion of the fees based upon t
he average daily net assets of the Fund shall be
 accrued daily
at the rate of 1/365th of 0.60 of 1% applied to the daily net assets of the Fund.

	The advisory fee so accrued shall be
paid to the Adviser daily.

	Witness the due execution hereof thi
 1st day of September, 2015

Federated Income Securities Trust



By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President

Federated Investment Management Company



By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President and CEO

LIMITED POWER OF ATTORNEY


	KNOW ALL MEN BY THESE PRESENTS, dated a
s of March 31, 1999, that Federated Income
Securities Trust, a business trust duly organize d under the laws of the Commonwealth of Massachusetts
(the "Trust"), does hereby nominate, constitute
 and appoint Federated Investment Management Company, a business trust duly organized under the laws of the state of Delaware (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact o f the Trust, acting on behalf of each of the series portfolios for which the Adviser acts as investment adviser shown on Schedule 1 attached hereto and incorporated by reference herein (each such series portfolio bei ng hereinafter referred to as a "Fund" and colle ctively as the
"Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfe r instructions, receipts, waivers, consents and other documents, and performing all such acts, as the
 Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Trust in accordance with Adviser's supervision of the in vestment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Adviser as investment adviser of each Fund under that certain investment advisory contract dated Dece mber 31, 1991 by and between the Adviser and the Trust
(such investment advisory contract, as may be a mended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Investm ent Advisory Contract").

	The Adviser shall exercise or omit to
exercise the powers and authorities granted herein in each case as the Adviser in its sole and absolute d iscretion deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as good and effectual, at law or in e quity, all that the
Adviser, and its officers and employees, may do by virtue hereof. However, despite the abo ve provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorn ey shall be construed (i) to be an amendment or modifications of, or supplement to, the Investm ent Advisory Contract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Adviser under the terms of the Investment Advisory Contract or (iii) exonerate, relieve or release the Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted agains t the Adviser (x) under the terms of the Investment
Advisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of any of the Funds.

	The Trust hereby agrees to indemnify an
d save harmless the Adviser and its Trustees/partners, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments an d suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, othe r than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Trust, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the ot her agreements, instruments or documents executed in connection with the exercise of the authorit y granted to the Adviser herein to act on behalf of the Trus t, or the taking of any action under or in connect ion with any of the foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Adviser on behalf of the Trust during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified
Party for any action, event, matter or occurrence p erformed or omitted by or on behalf of the Adviser in its capacity as agent or attorney-in-fact of Trust act ing on behalf of any other Fund hereunder.

	Any person, partnership, corporation or oth er legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Trust is here by expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Trust and that an y such person, partnership, corporation or other legal entity must look solely to the Trust in question for enforcement of any claim against the Trust, as the Adviser assumes no personal liability whatsoever for obligations of the Trust entered into by the Adviser in its capacity as attorney-in-fact for the Trust.

	Each person, partnership, corporation or ot her legal entity which deals with a Fund of the Trust through the Adviser in its capacity as agent and at torney-in-fact of the Trust, is hereby expressly put on notice (i) that all persons or entities dealing with the Trust must look solely to the assets of the Fund of the Trust on whose behalf the Adviser is acting pursuan t to its powers hereunder for enforcement of any claim against the Trust, as the Trustees, officers and/or agents of such Trust, the shareholders of the various classes of shares of the Trust and the other Funds o f the Trust assume no personal liability whatsoever for obligations entered into on behalf of such Fund of t he Trust, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distin ct from those of any other Fund of the Trust.

	The execution of this Limited Power of Attorne y by the Trust acting on behalf of the several
Funds shall not be deemed to evidence the existence o f any express or implied joint undertaking or appointment by and among any or all of the Funds. Liabili ty for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitutio n or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise sha ll be limited only to the assets of the Fund of the Trust on whose behalf the Adviser was acting pursuant to the a uthority granted hereunder.

	The Trust hereby agrees that no person, partnershi p, corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Adviser's p ower and authority hereunder and any such person, partnership, corporation or other legal entity sh all be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Trust that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancella tion or termination of the Investment Advisory
Contract between the Trust and the Adviser. Except as pro vided in the immediately preceding sentence, the powers and authorities herein granted may be revoked o r terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from the Trust.

	This Limited Power of Attorney constitutes the e ntire agreement between the Trust and the Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Ad viser shall have no power or authority hereunder to appoint a successor or substitute att orney in fact for the Trust.

	This Limited Power of Attorney shall be gov erned and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. If any provision hereof, or any power or authority conferred upon th e Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or aut hority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Advise r herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.



	This Limited Power of Attorney may be execute d in as many identical counterparts as may be convenient and by the different parties hereto on sep arate counterparts. This Limited Power of Attorney shall become binding on the Trust when the Trust shal l have executed at least one counterpart and the Adviser shall have accepted its appointment by execut ing this Limited Power of Attorney. Immediately after the execution of a counterpart original of thi s Limited Power of Attorney and solely for the convenience of the parties hereto, the Trust and the
 Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and t he Trust, and the Trust shall have a counterpart executed by the Trust and the Adviser. Each counterp art shall be deemed an original and all such taken together shall constitute but one and the same instrum ent, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

	IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first writt en above.

Federated Income Securities Trust


By:	/s/ Joseph M. Balestrino
Name:	Joseph M. Balestrino
Title:	Vice President






Accepted and agreed to this
31st day of March, 1999

Federated Investment Management Company


By:	/s/ G. Andrew Bonnewell
Name:	G. Andrew Bonnewell
Title:	Vice President


Schedule 1
to Limited Power of Attorney
dated as of March 31, 1999
(revised September 1, 2015)
by Federated Income Securities Trust
(the Trust "), acting on
behalf of each of the series portfolios
listed below, and appointing
Federated Investment Management Company
the attorney-in-fact of the
Trust


List of Series Portfolios

Federated Enhanced Treasury Income Fund
Federated Floating Rate Strategic Income Fund
Federated Fund for U.S. Government Securities
Federated Intermediate Corporate Bond Fund
Federated Real Return Bond Fund
Federated Short-Term Income